Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our reports dated March 28, 2013, relating to the financial statements of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A., as of and for the year ended December 31, 2012, appearing in this Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2013.

/s/ DELOITTE AUDITORES y CONSULTORES LIMITADA

Santiago, Chile
April 16, 2013